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                           BALANCED CARE CORPORATION              EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                    (Dollars and Share Amounts in Thousands)

                                        1997        1996        1995
                                      --------    --------    --------

Net Loss..........................    $(4,492)       (909)      $  (10)
                                      ========    =======     ========

Weighted average common shares
  outstanding.....................      3,583       2,474        2,325

Additional shares assuming
    exercise of issuance of (1):
  Convertible preferred stock.....      3,757          --           --
  Common Stock....................        242         242          242
  Stock Options...................        478         478          478
  Warrants........................        240         240          240

Shares assumed repurchased........        494         494          494
                                      -------     -------     --------
Weighted average common and
    common equivalent shares
    outstanding...................      7,806       2,940        2,791
                                      ========    =======     ========

Net loss per share................    $  (.58)    $  (.31)          --
                                      ========    =======     ========


1. Pursuant to Securities and Exchange Commission policies, Common Stock, stock options and warrants issued within the one year prior to the filing of this registration statement have been treated as outstanding for all periods presented. Additionally, mandatorily redeemable convertible preferred stock will convert into common shares upon completion of the Offering.